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                                                                   EXHIBIT 11.1

                       FUSION MEDICAL TECHNOLOGIES, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                     COMPUTATION OF NET LOSS PER SHARE (1)

                                                                                           Cumulative Period
                                                                                            from October 14,
                                         Three Months                  Six Months            1992 (date of
                                        Ended June 30,               Ended June 30,          inception) to
                                      1996          1995           1996          1995        June 30, 1996
                                 ---------------------------  ---------------------------  -----------------
                                         (unaudited)                  (unaudited)             (unaudited)
Weighted average common shares
outstanding for the period         2,871,795      1,519,576     2,195,685      1,519,576        1,178,000

Common equivalent shares
pursuant to Staff Accounting
Bulletin No. 83                      423,061        423,061       423,061        423,061          423,061

Shares used in computing per
share amounts                      3,294,856      1,942,637     2,618,746      1,942,637        1,601,061

Net loss                          (1,738,200)      (793,000)   (3,297,400)    (1,151,800)      (7,934,600)

Net loss per share               $     (0.53)    $    (0.41)  $     (1.26)   $     (0.59)     $     (4.96)
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(1)  There is no difference between primary and fully diluted loss per share.